Exhibit 10.2

EXECUTION VERSION

LOCK-UP/LEAK-OUT AGREEMENT

THIS LOCK-UP/LEAK-OUT AGREEMENT (the “Agreement”) is made and entered into as of the 15th day of February, 2024, between DarioHealth Corp., a Delaware corporation (the “Company”), Titan Trust 2024 I, a Delaware statutory trust (the “Trust”), and WhiteHawk Capital Partners LP, a Delaware limited partnership (“WhiteHawk”). Each of the Company, the Trust and WhiteHawk may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

WHEREAS, the Company is entering into an Agreement and Plan of Merger, dated as of February 15, 2024, with Twill Merger Sub, Inc., Twill, Inc. (“Twill”), and Bilal Khan, as holders’ representative (the “Merger Agreement”; capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement), pursuant to which the execution and delivery of this Agreement is a condition precedent to the closing of the Merger Agreement; and

WHEREAS, in connection with the execution and delivery of the Merger Agreement, and as a material inducement for the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the parties to the Merger Agreement have caused the formation of the Trust, for the purpose of holding the Consideration Warrants and liquidating or distributing the Consideration Warrant Shares issuable upon the exercise thereof in satisfaction of the Senior Secured Indebtedness, the other Specified Indebtedness, and the Stock Election Consideration contemplated by the Merger Agreement;

WHEREAS, in connection with the execution and delivery of the Merger Agreement, and as a material inducement for the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Company, Twill, and Wilmington Savings Fund Society, FSB (“WSFS”), as trustee for the Trust (the “Trustee”), together with the Lenders and the Holders’ Representative on behalf of certain holders of Company Stock (the “Remainder Holders”), contemporaneously herewith are entering into that certain trust agreement, dated as of the date hereof, with respect to the Trust (the “Trust Agreement”);

WHEREAS, in connection with the execution and delivery of the Trust Agreement, the Trustee, as account bank, will establish a Collection Account and a Securities Account (as such terms are defined in the Trust Agreement), each in the name of the Trust;

WHEREAS, in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and in satisfaction (together with payment of the Cash Consideration) of the Specified Indebtedness and as partial payment of the Merger Consideration, the Company will issue to the Trust four Consideration Warrants, each exercisable for 2,500,100 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), for the benefit of the Senior Secured Lender, the other Lenders, and the Remainder Holders, as applicable, pursuant to the terms of the Trust Agreement, and the Consideration Warrants will be deposited in the Securities Account;

WHEREAS, it is contemplated by the parties to the Merger Agreement and the parties to the Trust Agreement that the Trust will exercise the Consideration Warrants as and when they become exercisable, in accordance with their respective terms, and direct one or more broker-dealers with which it may open a brokerage account (each, a “Selling Broker”) to sell the Consideration Warrant Shares issuable upon the exercise of the Consideration Warrants and remit the net proceeds of such sales to the Trust for deposit in the Collection Account for distribution in accordance with the terms of the Trust Agreement;

WHEREAS, in order to facilitate the consummation of the transactions contemplated by the Merger Agreement and to provide for an orderly market for the Common Stock subsequent to the closing of the Merger Agreement and the issuance of the Consideration Warrant Shares, the Trust and WhiteHawk have agreed to enter into this Agreement and to restrict the sale, assignment, transfer, conveyance, hypothecation or alienation of the Consideration Warrant Shares issuable upon exercise of the Consideration Warrants, all on the terms set forth below, and deliver trading instructions to the Trust’s Selling Brokers conforming herewith.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Except as otherwise expressly provided herein, and except as the Trust may be otherwise restricted from selling Consideration Warrant Shares under applicable federal or state securities laws, rules and regulations and Securities and Exchange Commission (“SEC”) interpretations thereof, as to each Consideration Warrant, the Trust may only sell the Consideration Warrant Shares issuable upon exercise thereof subject to the following conditions commencing after the date of the issuance of such Consideration Warrant Shares to the Trust (the “Issuance Date”). As to each Consideration Warrant, during the period commencing on the Issuance Date of the Consideration Warrant Shares issuable upon exercise thereof and ending on the date WhiteHawk receives $10,600,000 in aggregate net proceeds from the sale of Consideration Warrant Shares (the “Leak-Out Period”), the Trust may sell such Consideration Warrant Shares as follows:

(a)            The Trust shall be allowed to sell such Consideration Warrant Shares at a rate of up to 10% of the average daily trading volume of the Common Stock in a manner which will not negatively affect the share price.

(b)            Except as otherwise provided herein, all such Consideration Warrant Shares shall be sold by the Trust, on behalf of WhiteHawk, pursuant to Rule 144 of the SEC during the Leak-Out Period.

(c)            WhiteHawk agrees that it will not cause the Trust to engage in any short selling of such Consideration Warrant Shares during the Leak-Out Period applicable to such Consideration Warrant Shares.

2.              Notwithstanding anything to the contrary set forth herein, the Company may, in its sole discretion, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Common Stock.

3.              The Trust shall have the right to sell or transfer Consideration Warrant Shares in a private transaction, subject to receipt of an opinion of legal counsel for the Company, and subject to any transferee’s execution and delivery of a copy of this Agreement.

4.              Except as otherwise provided in this Agreement or any other agreements between the parties, the Trust shall be entitled to its beneficial rights of ownership of any Consideration Warrant Shares issued upon exercise of the Consideration Warrants, including but not limited to the right to vote the Consideration Warrant Shares for any and all purposes as directed by WhiteHawk in its sole discretion.

5.              The number of Consideration Warrant Shares included in any allotment that can be sold by the Trust hereunder shall be appropriately adjusted if the Company makes a dividend or distribution, executes a forward split or a reverse split or otherwise reclassifies its shares of Common Stock.

6.              This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

7.              All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to the Company, at 142 W. 57th St., 8th Floor, New York, New York 10019, to WhiteHawk, at 11601 Wilshire Blvd., Suite 1250, Los Angeles, CA 90025, attn: Robert Louzan, and to the Trust, at the address in the Counterpart Signature Page. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

8.              The resale restrictions on the Consideration Warrant Shares set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

9.              If the Company or the Trust fails to fully adhere to the terms and conditions of this Agreement, it shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof. The Trust agrees that in the event of a breach of any of the terms and conditions of this Agreement by the Trust, in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring the Trust to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the Trust to perform its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company or the Trust may suffer as a result of any breach or continuation thereof.

10.            This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

11.            This Agreement and all claims or causes of action (whether sounding in contract or tort) arising under or related to this Agreement, shall be governed by and construed in accordance with, the Laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction. In any action or proceeding between any of the Parties arising under or related to this Agreement, each of the Parties (i) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state or federal courts located in the City and County of New York City, New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts, (ii) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 11, (iii) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with this Section 11. The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

0.            In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of this Agreement.

1.            This Agreement shall be binding upon any successors or assigns of the Consideration Warrants and Consideration Warrant Shares (excluding bona fide sales to third parties as permitted hereby), without qualification, and in the event of any exchange of the Consideration Warrant Shares under a merger or reorganization or other transaction of the Company by which the Consideration Warrant Shares are subject to exchange for other securities in any manner, this Agreement shall remain if full force and effect and shall apply to any securities received or receivable in exchange for such Consideration Warrants and Consideration Warrant Shares, without qualification.

2.            It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by WSFS, not individually or personally but solely in its capacity as Trustee under the Trust Agreement on behalf of the Trust, in the exercise of the powers and authority conferred and vested in it as Trustee under the Trust Agreement, subject to the protections, indemnities and immunities afforded to the Trustee thereunder, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by WSFS but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on WSFS, individually or personally, to perform any covenant either expressed or implied contained herein of the Trust, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) WSFS has made no investigation as to the accuracy or completeness of any representations and warranties made by the Trust in this Agreement and (e) under no circumstances shall WSFS be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related documents.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

COMPANY:

DARIOHEALTH CORP., a Delaware corporation

By:	/s/ Richard Anderson
Name: Richard Anderson
Title: President

[Counterpart Signature Page to Lock-Up/Leak-Out Agreement]

TRUST:

By: Wilmington Savings Fund Society, FSB, not in its individual capacity, but solely as Trustee.

By:	/s/ Anthony Jeffery
Name: Anthony Jeffery
Title: Authorized Person

c/o Wilmington Savings Fund Society, FSB 500 Delaware Avenue, 11th Floor Wilmington, Delaware 19801 Attention: Corporate Trust

[Counterpart Signature Page to Lock-Up/Leak-Out Agreement]

WHITEHAWK:

WhiteHawk Capital Partners LP

By:	/s/ Robert Louzan
Name: Robert Louzan
Title: Managing Partner

[Counterpart Signature Page to Lock-Up/Leak-Out Agreement]